Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation
San Antonio, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 17, 2008, except for Note 16, which is as of August 11, 2008, relating to the consolidated financial statements and the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Dallas, Texas

September 23, 2008